UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 22, 2007

CytoCore, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-935	36-4296006

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

414 North Orleans Street, Suite 502, Chicago, Illinois	60610

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(312) 222-9550

N/A

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
     On October 22, 2007, the Board of Directors appointed Robert F. McCullough, Jr. as the company’s new Chief Executive Officer, replacing Dr. Floyd Taub, who will remain a director of the company. In addition, the Board appointed Richard A. Domanik, Ph.D. as Chief Operating Officer, who will assume such role in addition to his responsibilities as President of the company.
     Mr. McCullough was elected Chief Financial Officer and director of CytoCore in September 2005. He currently serves as President and as a Portfolio Manager of Summitcrest Capital, Inc., a money management firm and registered investment adviser, a position he has held since October 2003. From April 1999 to July 2003, Mr. McCullough served as a Portfolio Manager at Presidio Management, a money management firm. Prior thereto, Mr. McCullough served as a manager with the accounting firm of Ernst & Whinney (now Ernst & Young) and also served as a financial analyst, a portfolio manager and a Chief Financial Officer of several private companies. Mr. McCullough has an MBA in finance and is a Certified Public Accountant. Mr. McCullough is currently a party to an employment agreement with the company, which is described in detail in the company’s Definitive Proxy Statement as filed with the Securities and Exchange Commission on May 15, 2007 for the CytoCore annual meeting of stockholders held on June 21, 2007.
     Dr. Domanik was elected President of CytoCore in May 2007. Since 2001, Dr. Domanik has been principal at R. Domanik Consulting, Inc., a consulting firm specializing in the development and manufacture of medical and clinical diagnostic devices and instruments and intellectual property management. Between 2002 and 2006, Dr. Domanik served as Consulting Director of Technology Development of ZellRX Corporation, a technology start-up in the field of cellular therapeutics for the treatment of cancer, and Consulting Director of Technology of Xomix, Ltd., a biotechnology consulting company. Dr. Domanik currently serves as Director of Commercialization at Xomix. From 1999 to 2001, Dr. Domanik was CTO and Vice President — Technology of CytoCore. He also served as CTO and Vice President of AccuMed International, which the company acquired in 2001, from 1994 to 1999. Prior to his work with the CytoCore and its subsidiaries, Dr. Domanik worked for over 15 years at Abbott Laboratories where he held several positions, including Senior Systems Engineer. Dr. Domanik has over 20 issued patents and has published works in fields ranging from biophysics and environmental chemistry to optical engineering.
     There are no family relationships between Mr. McCullough or Dr. Domanik and the company’s directors, executive officers or nominees therefor. CytoCore is not a participant in any transaction or proposed transaction with Mr. McCullough or Dr. Domanik or any of their respective immediate family members or in which Mr. McCullough or Dr. Domanik or any of their respective immediate family members has or will have a direct or indirect material interest (other than Mr. McCullough’s employment agreement with the company).
     On October 22, 2007, the Board of Directors also elected Daniel Burns as a director of the company, to serve until the next annual meeting of stockholders. Mr. Burns and his affiliated companies have provided and currently provide CytoCore with consulting services.
     There is no arrangement or understanding between Mr. Burns and any other person pursuant to which he was selected for membership on the CytoCore Board of Directors. Future Wave Management, Inc., of which Mr. Burns is President, is a party to a consulting agreement with the company, effective December 1, 2006. Pursuant to the consulting agreement, Future Wave provides CytoCore, on a non-exclusive basis, business consulting services. The agreement is for a 24-month term, subject to earlier termination, and monthly compensation of $10,000, which increases to $15,000 commencing when CytoCore has raised additional funding of $5 million. The agreement also provides for the issuance of warrants to Future Wave to purchase shares of CytoCore common stock upon the achievement of certain performance, revenue and acquisition milestones. Future Wave is bound by confidentiality obligations and agreed to non-interference and non-solicitation covenants for a 2-year term. In the event Future Wave’s engagement is terminated without cause, it will be entitled to the balance of its fees due for the remainder of the term.
     In addition, in November 2006 CytoCore agreed that it would be responsible for certain tax effects in connection with Mr. Burns’ sale of shares of the company’s common stock issued to him as compensation for services rendered. The company will be obligated to pay to Mr. Burns 24% of the taxable value of such warrants when exercised, payable within three months of such exercise, and Mr. Burns may elect to accept such payment in either cash or shares of capital stock of the company.
     A copy of the press release announcing the appointment of Mr. McCullough and Dr. Domanik is included herewith as Exhibit No. 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated October 23, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoCore, Inc.
Dated: October 26, 2007	By:	/s/ Robert F. McCullough
Robert F. McCullough
Chief Executive Officer, Chief Financial Officer and Director